EXHIBIT 21.1


                                 List of Subsidiaries
                               As of October 31, 1994*



                                   State or Jurisdiction       Name Under Which
    First Tier Subsidiaries of      of Incorporation or        Subsidiary Does
        Eaton Vance Corp.              Organization                Business

    Eaton Vance Management            Massachusetts                Same
    Fulcrum Management, Inc.          Massachusetts                Same
    Investors Bank & Trust Company    Massachusetts                Same
    MinVen, Inc.                      Massachusetts                Same


    Certain Subsidiaries of
    Eaton Vance Management

    Eaton Vance Distributors, Inc.    Massachusetts                Same
    Northeast Properties, Inc.        Massachusetts                Same
    Boston Management and Research    Massachusetts                Same





    * The names of certain subsidiaries have been omitted in this list inasmuch as the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of the Company's fiscal year ended October 31, 1994.



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